Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME FUND I-B
filed 1998-03-31
CIK 868678

                             AMERICAN INCOME FUND I






                           AMERICAN INCOME FUND I-B,

                     a Massachusetts Limited Partnership




                 Annual Report to the Partners, December 31, 1997

                            AMERICAN INCOME FUND I-B,
                        a Massachusetts Limited Partnership


                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                                                              PAGE
                                                                                                            ---------

SELECTED FINANCIAL DATA...................................................................................          2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................        3-6

FINANCIAL STATEMENTS:

Report of Independent Auditors............................................................................          7

Statement of Financial Position at December 31, 1997 and 1996.............................................          8

Statement of Operations for the years ended December 31, 1997, 1996 and 1995..............................          9

Statement of Changes in Partners' Capital for the years ended December 31, 1997, 1996 and 1995............         10

Statement of Cash Flows for the years ended December 31, 1997, 1996 and 1995..............................         11

Notes to the Financial Statements.........................................................................      12-20

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash Generated to Cost of Equipment Disposed.....................         20

Statement of Cash and Distributable Cash From Operations, Sales and Refinancings..........................         21

Schedule of Costs Reimbursed to the General Partner and its Affiliates as Required by Section 9.4 of the
Amended and Restated Agreement and Certificate of Limited Partnership.....................................         22


                            SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1997:


       SUMMARY OF
       OPERATIONS              1997              1996              1995              1994              1993
-------------------------  ------------      ------------      ------------      ------------      ------------

Lease revenue............  $    658,262    $    779,404       $  1,645,094      $  2,323,015      $  2,288,065

Net income (loss)........  $    238,231    $    609,579       $    (16,951)     $    262,463      $   (344,029)

Per Unit:

   Net income (loss).....  $       0.79    $       2.02       $      (0.06)     $       0.87      $      (1.14)

   Cash distributions....  $       0.94    $       1.38       $       2.25      $       3.00      $       3.00

Financial Position

Total assets.............  $  2,782,171    $  3,576,563       $  3,746,642      $  4,648,253      $  6,405,398

Total long-term
     obligations.........  $     22,990    $    726,096       $  1,022,276      $  1,056,876      $  2,201,531

Partners' capital........  $  2,657,060    $  2,701,770       $  2,507,170      $  3,203,173      $  3,846,113


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

    Certain statements in this annual report of American Income Fund I-B Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partntership's equipment upon the expiration of such leases.

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

    The Partnership was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements.

RESULTS OF OPERATIONS

    For the year ended December 31, 1997, the Partnership recognized lease revenue of $658,262, compared to $779,404 and $1,645,094 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1995 to 1997 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    In 1997, the Partnership sold equipment having a net book value of $8,564 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $115,379 compared to a net gain in 1996 of $563,113 on equipment having a net book value of $99,407, and a net gain in 1995 of $431,228 on equipment having a net book value of $158,265.

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

    Depreciation and amortization expense was $431,940, $642,750 and $1,386,180 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

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

    Interest expense was $39,438 or 6% of lease revenue in 1997, $71,964 of 9.2% of lease revenue in 1996 and $123,439 or 7.5% of lease revenue in 1995. Interest expense increased as a percentage of lease revenue in 1996 due to leveragings obtained in 1995 and 1996. Interest expense in the future will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

    Management fees were approximately 4.4%, 4.5% and 3.6% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in management fees as a percentage of lease revenue during 1996 compared to 1995 resulted from reclassifications of certain leases between operating and full-payout. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The increase in operating expenses from 1995 to 1997 was due primarily to an increase in administrative charges. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and continue to be used to pay management fees and operating costs. Operating activities generated net cash inflows of $460,812, $1,526,591 and $958,185 in 1997, 1996 and 1995,
respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

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

    Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, the Partnership expended $75,957 to upgrade certain research and test equipment. There were no equipment acquisitions during 1996 and 1995. For the year ended December 31, 1997, the Partnership realized $123,943 in equipment sale proceeds compared to $682,170 and $589,493 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $737,116 during the year ended December 31, 1995 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. The Partnership's indebtedness is expected to be fully amortized by the collection and application of rents during the year ended December 31, 1998.

    Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $282,941. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $268,794 and the General Partner was allocated 5%, or $14,147. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

    The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in
Note 7 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-B, a Massachusetts Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Fund I-B, a Massachusetts Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-B, a Massachusetts Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

Boston, Massachusetts
March 10, 1998

                             AMERICAN INCOME FUND I-B,
                        a Massachusetts Limited Partnership

                          STATEMENT OF FINANCIAL POSITION
                            December 31, 1997 and 1996

                                                               1997                1996
                                                         ---------------      --------------

ASSETS

Cash and cash equivalents..............................   $1,442,855            $1,938,967

Rents receivable.......................................       30,351                 1,509

Accounts receivable -- affiliate.......................       76,072                38,647

Equipment at cost, net of accumulated
    depreciation of $3,333,813 and $3,460,675
    at December 31, 1997 and 1996, respectively........    1,232,893             1,597,440
                                                         ---------------      --------------
      Total assets.....................................   $2,782,171            $3,576,563
                                                         ---------------      --------------
                                                         ---------------      --------------

LIABILITIES AND PARTNERS' CAPITAL

Notes payable..........................................      $22,990              $726,096
Accrued interest.......................................          195                 3,883
Accrued liabilities....................................        9,200                22,750
Accrued liabilities -- affiliate.......................       15,272                20,448
Deferred rental income.................................       20,866                26,165
Cash distributions payable to partners.................       56,588                75,451
                                                         ---------------      --------------
      Total liabilities................................      125,111               874,793
                                                         ---------------      --------------
Partners' capital (deficit):
    General Partner....................................     (184,517)             (182,282)
    Limited Partnership Interests
    (286,711 Units; initial purchase
    price of $25 each).................................    2,841,577             2,884,052
                                                         ---------------      --------------
      Total partners' capital..........................    2,657,060             2,701,770
                                                         ---------------      --------------
      Total liabilities and partners' capital..........   $2,782,171            $3,576,563
                                                         ---------------      --------------
                                                         ---------------      --------------

                    The accompanying notes are an integral part of
                            these financial statements.

                           AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership



                            STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                 1997        1996        1995
                                                                              ----------  ----------  ----------
Income:
  Lease revenue.............................................................  $  658,262  $  779,404  $1,645,094
  Interest income...........................................................      79,405      83,113      43,111
  Gain on sale of equipment.................................................     115,379     575,335     431,228
                                                                              ----------  ----------  ----------
    Total income............................................................     853,046   1,437,852   2,119,433
                                                                              ----------  ----------  ----------
Expenses:
  Depreciation and amortization.............................................     431,940     642,750   1,386,180
  Write-down of equipment...................................................      --          --         500,000
  Interest expense..........................................................      39,438      71,964     123,439
  Equipment management fees-affiliate.......................................      28,733      34,740      59,401
  Operating expenses-affiliate..............................................     114,704      78,819      67,364
                                                                              ----------  ----------  ----------
    Total expenses..........................................................     614,815     828,273   2,136,384
                                                                              ----------  ----------  ----------
Net income (loss)...........................................................  $  238,231  $  609,579  $  (16,951)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Net income (loss) per limited partnership unit..............................  $     0.79  $     2.02  $    (0.06)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Cash distributions declared per limited partnership unit....................  $     0.94  $     1.38  $     2.25
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                           AMERICAN INCOME FUND I-B,

                      a Massachusetts Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  GENERAL       LIMITED PARTNERS
                                                                  PARTNER    -----------------------
                                                                  AMOUNT       UNITS       AMOUNT        TOTAL
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1994..................................  $  (157,211)   286,711  $  3,360,384  $  3,203,173
Net loss--1995................................................         (848)    --           (16,103)      (16,951)
Cash distributions declared...................................      (33,953)    --          (645,099)     (679,052)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1995..................................     (192,012)   286,711     2,699,182     2,507,170
Net income--1996..............................................       30,479     --           579,100       609,579
Cash distributions declared...................................      (20,749)    --          (394,230)     (414,979)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1996..................................     (182,282)   286,711     2,884,052     2,701,770
Net income--1997..............................................       11,912     --           226,319       238,231
Cash distributions declared...................................      (14,147)    --          (268,794)     (282,941)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1997..................................  $  (184,517)   286,711  $  2,841,577  $  2,657,060
                                                                -----------  ---------  ------------  ------------
                                                                -----------  ---------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                           AMERICAN INCOME FUND I-B,

                      a Massachusetts Limited Partnership


                            STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                            1997           1996           1995
                                                                        -------------  -------------  ------------
Cash flows from (used in) operating activities:
Net income (loss).....................................................  $     238,231  $     609,579  $    (16,951)
Adjustments to reconcile net income (loss) to net cash from operating activities:
    Depreciation and amortization.....................................        431,940        642,750     1,386,180
    Write-down of equipment...........................................       --             --             500,000
    Gain on sale of equipment.........................................       (115,379)      (575,335)     (431,228)
Changes in assets and liabilities:
  Decrease (increase) in:
    Rents receivable..................................................        (28,842)       331,314       105,551
    Accounts receivable--affiliate....................................        (37,425)       549,057      (527,535)
  Increase (decrease) in:
    Accrued interest..................................................         (3,688)       (24,437)      (22,644)
    Accrued liabilities...............................................        (13,550)       (45,860)       13,118
    Accrued liabilities--affiliate....................................         (5,176)        13,358       (23,042)
    Deferred rental income............................................         (5,299)        26,165       (25,264)
                                                                        -------------  -------------  ------------
      Net cash from operating activities..............................        460,812      1,526,591       958,185
                                                                        -------------  -------------  ------------
Cash flows from (used in) investing activities
  Purchase of equipment...............................................        (75,957)      --             --
  Proceeds from equipment sales.......................................        123,943        682,170       589,493
                                                                        -------------  -------------  ------------
      Net cash from investing activities..............................         47,986        682,170       589,493
                                                                        -------------  -------------  ------------
Cash flows from (used in) financing activities:
  Proceeds--notes payable.............................................       --             --             737,116
  Principal payments--notes payable...................................       (703,106)      (656,177)     (889,469)
  Distributions paid..................................................       (301,804)      (452,704)     (792,228)
                                                                        -------------  -------------  ------------
      Net cash used in financing activities...........................     (1,004,910)    (1,108,881)     (944,581)
                                                                        -------------  -------------  ------------
Net increase (decrease) in cash and cash equivalents..................       (496,112)     1,099,880       603,097
Cash and cash equivalents at beginning of year........................      1,938,967        839,087       235,990
                                                                        -------------  -------------  ------------
Cash and cash equivalents at end of year..............................  $   1,442,855  $   1,938,967  $    839,087
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..............................  $      43,126  $      96,401  $    146,083
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Supplemental disclosure of non-cash investing and financing activities:
  See Note 3 to the financial statements.

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--ORGANIZATION AND PARTNERSHIP MATTERS

    American Income Fund I-B, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 31, 1990, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On March 1, 1991, the Partnership issued 286,711 units of limited partnership interest (the "Units") to 453 investors. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership ("Restated Agreement, as amended").

    Significant operations commenced March 1, 1991 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

    Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 4).

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

STATEMENT OF CASH FLOWS

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $1,339,965 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

    Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $584,854 are due as follows:

                                             For the year ending December 31, 1998  $ 187,007
1999..............................................................................    185,182
2000..............................................................................    116,936
2001..............................................................................     74,445
2002..............................................................................     21,284
                                                                                    ---------
Total.............................................................................  $ 584,854
                                                                                    ---------
                                                                                    ---------

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Horizon Air Industries, Inc..................................................  $  278,208  $  278,206  $  278,208
General Motors Corporation...................................................  $  110,455  $  175,380  $  181,185
Awin Leasing Company, Inc....................................................  $   91,622  $   --      $   --
Fred Meyer, Inc..............................................................  $   --      $  149,291  $  358,298
Cyclops Industries, Inc......................................................  $   --      $   --      $  301,202

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the affiliate plus all actual costs accrued by EFG or the affiliate while carrying the equipment less the amount of all rents earned by EFG or the affiliate prior to selling the equipment or (ii) fair market value as

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS

                                  (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

    Organization costs were amortized using the straight-line method over a period of five years.

ACCRUED LIABILITIES--AFFILIATE

    Unpaid operating expenses and fees paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities--Affiliate (see Note 4).

ALLOCATION OF PROFITS AND LOSSES

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 6 for allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

    Net income (loss) and cash distributions per Unit are based on 286,711 Units outstanding during each of the three years in the period ended December 31, 1997 and computed after allocation of the General Partner's 5% share of net income
(loss) and cash distributions.

PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 3--EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                         REMAINING
                                                        LEASE TERM      EQUIPMENT
EQUIPMENT TYPE                                           (MONTHS)        AT COST                LOCATION
-----------------------------------------------------  -------------  -------------  -------------------------------
Aircraft.............................................            2    $   2,641,262  OR
Materials handling...................................         0-29          688,078  CA/GA/MI/NV/OH/TX/UT
Trailers/intermodal containers.......................         0-60          620,259  GA/MI/OK
Research and test....................................         0-25          508,837  CA/CO
Communications.......................................            0           68,604  CO/FL/ID/WA
Construction and mining..............................            3           39,666  IL
                                                                      -------------
Total equipment cost................................................      4,566,706
Accumulated depreciation............................................     (3,333,813)
                                                                      -------------
Equipment, net of accumulated depreciation..........................  $   1,232,893
                                                                      -------------
                                                                      -------------

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

    During 1995, the Partnership transferred its ownership interest in certain trailers, to a third party for cash consideration of $35,500. The trailers, previously leased to ATSF, had an aggregate net book value of $19,391 resulting in a net gain of $16,109. The transaction was structured as a like-kind exchange for income tax reporting purposes. The Partnership replaced these trailers with comparable trailers and leased such equipment to a new lessee. The net carrying value of the new trailers, $137,146, was net of $16,109, representing the amount of gain, for financial statement purposes, deferred on the original trailers. The Partnership funded this transaction with the $35,500 of cash consideration and long-term financing of $117,755.

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 3--EQUIPMENT (CONTINUED)

equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,792,790, representing approximately 61% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $2,641,000 and a net book value of approximately $773,000 at December 31, 1997 (see Note
5).

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1997, the Partnership was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease. The summary above includes equipment being leased on a month-to-month basis.

    The Partnership recorded a write-down of the carrying value of its interests in two aircraft, representing an impairment, during the year ended December 31, 1995. The resulting charge, $500,000 ($1.66 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

NOTE 4--RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Equipment management fees....................................................  $   28,733  $   34,740  $   59,401
Administrative charges.......................................................      53,604      31,872      14,172
Reimbursable operating expenses due to third parties.........................      61,100      46,947      53,192
                                                                               ----------  ----------  ----------
    Total....................................................................  $  143,437  $  113,559  $  126,765
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% f gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                 (CONTINUED)

NOTE 4--RELATED PARTY TRANSACTIONS (CONTINUED)

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

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $76,072 by EFG for such funds and the interest thereon.

    Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts limited partnerships formed in 1995 owned and controlled by certain principals of EFG, own 11,442 Units or 3.99% and 990 Units or 0.35% of the total outstanding units of the Partnership, respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 5--NOTES PAYABLE

    Notes payable at December 31, 1997 consisted of two installment notes of $22,990 payable to an institutional lender. The installment notes are non-recourse, both with interest rates of 10.12%. The installment notes are collateralized by the equipment and assignment of the related lease payments and will be fully amortized by non-cancellable rents in the year ending December 31, 1998. In 1997, the Partnership also utilized a portion of its available cash to repay certain of its debt obligations. The carrying value of notes payable approximates fair value at December 31, 1997.

NOTE 6--INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                 (CONTINUED)


NOTE 6--INCOME TAXES (CONTINUED)

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
NET INCOME (LOSS).............................................................  $  238,231  $  609,579  $  (16,951)
  FINANCIAL STATEMENT DEPRECIATION IN EXCESS OF TAX DEPRECIATION..............      34,752      61,886     591,644
  WRITE-DOWN EQUIPMENT........................................................      --          --         500,000
  DEFERRED RENTAL INCOME......................................................      (5,299)     26,165     (25,264)
  OTHER.......................................................................      (9,136)    123,033    (272,800)
                                                                                ----------  ----------  ----------
NET INCOME FOR FEDERAL INCOME TAX REPORTING PURPOSES..........................  $  258,548  $  820,663  $  776,629
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                                            1997          1996
                                                                                        ------------  ------------
Partners' capital.....................................................................  $  2,657,060  $  2,701,770
  Add back selling commissions and organization and offering costs....................       801,375       801,375
  Financial statement distributions in excess of tax distributions....................         2,829         3,773
  Cumulative difference between federal income tax and financial statement income
    (loss)............................................................................      (826,351)     (846,668)
                                                                                        ------------  ------------
Partners' capital for federal income tax reporting purposes...........................  $  2,634,913  $  2,660,250
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7--LEGAL PROCEEDINGS


    On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

    The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP
                       NOTES TO THE FINANCIAL STATEMENTS
                                 (CONTINUED)

NOTE 7--LEGAL PROCEEDINGS (CONTINUED)

    On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

    There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

    On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                                               1997         1996          1995
                                                                            ----------  ------------  ------------
Rents earned prior to disposal of equipment, net of interest charges......  $  531,173  $  3,329,290  $  1,597,784
Sale proceeds realized upon disposition of equipment......................     123,943       682,170       589,493
                                                                            ----------  ------------  ------------
Total cash generated from rents and equipment sale proceeds...............     655,116     4,011,460     2,187,277
Original acquisition cost of equipment disposed...........................     567,366     3,411,228     2,023,401
                                                                            ----------  ------------  ------------
Excess of total cash generated to cost of equipment disposed..............  $   87,750  $    600,232  $    163,876
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                            AMERICAN INCOME FUND I-B
                      A MASSACHUSETTS LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                     for the year ended December 31, 1997

                                                                   SALES AND
                                                    OPERATIONS      REFINANCINGS        TOTAL
                                                    -----------     -----------      ------------
Net income.......................................   $  122,852       $ 115,379        $  238,231
Add:
  Depreciation...................................      431,940              --           431,940
  Management fees................................       28,733              --            28,733
  Book value of disposed
    equipment....................................           --           8,564             8,564
Less:
  Principal reduction of notes
    payable......................................     (703,106)             --          (703,106)
                                                    ----------        --------         ---------
  Cash from operations, sales and
   refinancings..................................     (119,581)        123,943             4,362
Less:
  Management fees................................      (28,733)             --           (28,733)
                                                     ---------        --------         ---------
  Distributable cash from
    operations, sales and
    refinancings.................................     (148,314)        123,943           (24,371)
Other sources and uses of cash:
  Cash at beginning of year......................    1,938,967              --         1,938,967
  Purchase of equipment..........................      (75,957)                          (75,957)
  Net change in receivables and
    accruals.....................................      (93,980)             --           (93,980)
Less:
  Cash distributions paid........................     (177,861)       (123,943)         (301,804)
                                                    ----------        --------         ---------
Cash at end of year..............................   $1,442,855              --        $1,442,855
                                                    ----------        --------         ---------
                                                    ----------        --------         ---------

                        AMERICAN INCOME FUND I-B,
                   a Massachusetts Limited Partnership

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1997



    For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

Operating expenses........................................................  $ 119,281