Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN INCOME FUND I-B
filed 1999-03-31
CIK 868678

                             AMERICAN INCOME FUND I





















                            AMERICAN INCOME FUND I-B,

                       a Massachusetts Limited Partnership




                Annual Report to the Partners, December 31, 1998

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS




                                                                               PAGE

SELECTED FINANCIAL DATA                                                           2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                             3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                    8

Statement of Financial Position
at December 31, 1998 and 1997                                                     9

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                             10

Statement of Changes in Partners' Capital
for the years ended December 31, 1998, 1997 and 1996                             11

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                             12

Notes to the Financial Statements                                              13-22

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                           23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancing                                            24

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                                 25

                             SELECTED FINANCIAL DATA


     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1998:


         Summary of
         Operations                     1998               1997                1996               1995                1994
---------------------------        --------------     --------------      --------------     ---------------     ---------
Lease revenue                      $      352,921     $      658,262      $      779,404     $     1,645,094     $     2,323,015

Net income (loss)                  $     (235,711)    $      238,231      $      609,579     $       (16,951)    $       262,463

Per Unit:
     Net income (loss)             $       (0.78)     $         0.79      $         2.02     $        (0.06)     $          0.87

     Cash distributions            $         0.75     $         0.94      $         1.38     $          2.25     $          3.00


     Financial Position
---------------------------
Total assets                       $    2,480,535     $    2,782,171      $    3,576,563     $     3,746,642     $    4,648,253

Total long-term
     obligations                   $           --     $       22,990      $      726,096     $     1,022,276     $    1,056,876

Partners' capital                  $    2,194,998     $    2,657,060      $    2,701,770     $     2,507,170     $    3,203,173

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    Year ended December 31, 1998 compared to
                  the year ended December 31, 1997 and the year
                             ended December 31, 1997
                  compared to the year ended December 31, 1996



     Certain statements in this annual report of American Income Fund I-B, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements, the collection of all rents due under the Partnership's lease agreements and the remarketing of the Partnership's equipment.

YEAR 2000 ISSUE

     The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Partnership uses information systems provided by EFG and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Partnership. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

     EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Partnership's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Partnership's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

     Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. The Partnership's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Partnership's equipment assets under a worst-case scenario.

     EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Partnership's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

OVERVIEW

     The Partnership was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course of business. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 6 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2001.

RESULTS OF OPERATIONS

     For the year ended December 31, 1998, the Partnership recognized lease revenue of $352,921, compared to $658,262 and $779,404 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1996 to 1998 resulted principally from lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     In 1998, the Partnership sold equipment having a net book value of $671,684 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $6,520 compared to a net gain in 1997 of $115,379 on equipment having a net book value of $8,564 and a net gain in 1996 of $563,113 on equipment having a net book value of $99,407.

     During July 1996, the Partnership transferred its ownership interest in certain trailers to a third party for cash consideration of $85,957. The trailers had a net book value of $32,494 at the time of transfer, resulting in a net gain of $53,463. In September 1996, the Partnership replaced certain of these trailers with comparable trailers and leased such to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $385,063, was net of $41,241, representing the proportionate amount of gain, for financial statement purposes, deferred on the original trailers. The Partnership funded this transaction with $66,307 of the cash consideration and long-term financing of $359,997. The unused consideration of $19,650 was recognized as proceeds from equipment sales and the remainder of the net gain on sale of $12,222 was recognized as Gain on Sale of Equipment on the Statement of Operations during 1996.

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

     Depreciation expense was $213,530, $431,940 and $642,750 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $39,438 or 6% of lease revenue in 1997 and $71,964 or 9.2% of lease revenue in 1996. The Partnership's notes payable were fully amortized at January 1, 1998.

     Management fees were approximately 3.8%, 4.4% and 4.5% of lease revenue during the years ended December 31, 1998, 1997 and 1996, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses were $450,680, $114,704 and $78,819 for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $261,200 for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 6 to the financial statements. In addition, the Partnership incurred certain remarketing expenses in 1998 related to the sale of its interest in an aircraft. The increase in operating expenses from 1996 to 1997 was due primarily to an increase in administrative charges. Other operating expenses consist principally of administrative charges, professional service costs, such as audit and other legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used first to satisfy debt service obligations associated with leveraged leases, if any, and next to pay management fees and operating costs. Operating activities generated net cash inflows of $187,610, $460,812 and $1,526,591 in 1998, 1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities also will decline as the Partnership experiences a higher frequency of remarketing events.

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, the Partnership expended $75,957 to upgrade certain research and test equipment. There were no equipment acquisitions during 1996 and 1998. For the year ended December 31, 1998, the Partnership realized $678,204 in equipment sale proceeds compared to $123,943 and $682,170 in 1997 and 1996, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     At December 31, 1998, the Partnership was due aggregate future minimum lease payments of $397,847 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual primary and renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third-party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will have cash needs to pay management fees and operating expenses.

     The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's indebtedness was fully amortized on January 1, 1998.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. Liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets.

     In addition, the Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 6 to the accompanying financial statements. A preliminary settlement agreement will allow the Partnership to invest in new equipment or other activities, subject to certain limitations, effective March 22, 1999. Until the Class Action Lawsuit is adjudicated, the General Partner does not expect that the level of future quarterly cash distributions paid by the Partnership will be increased above amounts paid in the fourth quarter of 1998. In addition, the proposed settlement, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. See Note 6 to the accompanying financial statements.

     Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Partnership declared total cash distributions of $226,351. In accordance with the Restated Agreement, as amended, the Limited Partners were allocated 95% of these distributions, or $215,033 and the General Partner was allocated 5%, or $11,318. The fourth quarter 1998 cash distribution was paid on January 15, 1999.

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

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 5 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss and the difference between distributions (declared vs. paid) for income tax and financial reporting purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Amended and Restated Agreement and Certificate of Limited Partnership requires that, upon the dissolution of the Partnership, the General Partner will be required to contribute to the partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

     The future liquidity of the Partnership will be influenced by, among other factors, prospective market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, that could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio. However, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations.

                         REPORT OF INDEPENDENT AUDITORS





To the Partners of American Income Fund I-B, a Massachusetts Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Fund I-B, a Massachusetts Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-B, a Massachusetts Limited Partnership at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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






Boston, Massachusetts
March 10, 1999

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997


                                                                         1998                          1997
                                                                 -------------------           --------------------
ASSETS

Cash and cash equivalents                                        $         2,059,328           $         1,442,855

Rents receivable                                                              32,020                        30,351

Accounts receivable - affiliate                                               41,508                        76,072

Equipment at cost, net of accumulated
     depreciation of $1,512,283 and $3,333,813
     at December 31, 1998 and 1997, respectively                             347,679                     1,232,893
                                                                 -------------------           -------------------

        Total assets                                             $         2,480,535           $         2,782,171
                                                                 -------------------           -------------------
                                                                 -------------------           -------------------



LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                                    $                --           $            22,990
Accrued interest                                                                  --                           195
Accrued liabilities                                                          222,500                         9,200
Accrued liabilities - affiliate                                                6,449                        15,272
Deferred rental income                                                            --                        20,866
Cash distributions payable to partners                                        56,588                        56,588
                                                                 -------------------           -------------------

        Total liabilities                                                    285,537                       125,111
                                                                 -------------------           -------------------

Partners' capital (deficit):
     General Partner                                                        (207,621)                     (184,517)
     Limited Partnership Interests
     (286,711 Units; initial purchase
     price of  $25 each)                                                   2,402,619                     2,841,577
                                                                 -------------------           -------------------

        Total partners' capital                                            2,194,998                     2,657,060
                                                                 -------------------           -------------------

        Total liabilities and partners' capital                  $         2,480,535           $         2,782,171
                                                                 -------------------           -------------------
                                                                 -------------------           -------------------



                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996


                                                        1998                       1997                      1996
                                                 ------------------         ------------------        ------------------
Income:

     Lease revenue                               $          352,921         $          658,262        $          779,404

     Interest income                                         82,442                     79,405                    83,113

     Gain on sale of equipment                                6,520                    115,379                   575,335
                                                 ------------------         ------------------        ------------------

         Total income                                       441,883                    853,046                 1,437,852
                                                 ------------------         ------------------        ------------------


Expenses:

     Depreciation                                           213,530                    431,940                   642,750

     Interest expense                                            --                     39,438                    71,964

     Equipment management fees
       - affiliate                                           13,384                     28,733                    34,740

     Operating expenses - affiliate                         450,680                    114,704                    78,819
                                                 ------------------         ------------------        ------------------

         Total expenses                                     677,594                    614,815                   828,273
                                                 ------------------         ------------------        ------------------


Net income (loss)                                $         (235,711)        $          238,231        $          609,579
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------


Net income (loss)
     per limited partnership unit                $            (0.78)        $             0.79        $             2.02
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

Cash distributions declared
     per limited partnership unit                $             0.75         $             0.94        $             1.38
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------


                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1998, 1997 and 1996




                                                General                   Limited Partners
                                                Partner          ----------------------------------
                                                 Amount               Units              Amount               Total
                                             --------------      --------------      --------------      --------------
Balance at December 31, 1995                 $     (192,012)            286,711      $    2,699,182      $    2,507,170

    Net income - 1996                                30,479                  --             579,100             609,579

    Cash distributions declared                     (20,749)                 --            (394,230)           (414,979)
                                             --------------      --------------      --------------      --------------

Balance at December 31, 1996                       (182,282)            286,711           2,884,052           2,701,770

    Net income - 1997                                11,912                  --             226,319             238,231

    Cash distributions declared                     (14,147)                 --            (268,794)           (282,941)
                                             --------------      --------------      --------------      --------------

Balance at December 31, 1997                       (184,517)            286,711           2,841,577           2,657,060

    Net loss - 1998                                 (11,786)                 --            (223,925)           (235,711)

    Cash distributions declared                     (11,318)                 --            (215,033)           (226,351)
                                             --------------      --------------      --------------      --------------

Balance at December 31, 1998                 $     (207,621)            286,711      $    2,402,619      $    2,194,998
                                             --------------      --------------      --------------      --------------
                                             --------------      --------------      --------------      --------------



                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996



                                                            1998                     1997                     1996
                                                      ----------------        ----------------         -----------

Cash flows from (used in) operating activities:
Net income (loss)                                     $       (235,711)       $        238,231         $        609,579

Adjustments to reconcile net income (loss)
     to net cash from operating activities:
         Depreciation                                          213,530                 431,940                  642,750
         Gain on sale of equipment                              (6,520)               (115,379)                (575,335)

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                       (1,669)                (28,842)                 331,314
         Accounts receivable - affiliate                        34,564                 (37,425)                 549,057
     Increase (decrease) in:
         Accrued interest                                         (195)                 (3,688)                 (24,437)
         Accrued liabilities                                   213,300                 (13,550)                 (45,860)
         Accrued liabilities - affiliate                        (8,823)                 (5,176)                  13,358
         Deferred rental income                                (20,866)                 (5,299)                  26,165
                                                      ----------------        ----------------         ----------------

           Net cash from operating activities                  187,610                 460,812                1,526,591
                                                      ----------------        ----------------         ----------------

Cash flows used in investing activities
     Purchase of equipment                                          --                 (75,957)                      --
     Proceeds from equipment sales                             678,204                 123,943                  682,170
                                                      ----------------        ----------------         ----------------

           Net cash from investing activities                  678,204                  47,986                  682,170
                                                      ----------------        ----------------         ----------------

Cash flows used in financing activities:
     Principal payments - notes payable                        (22,990)               (703,106)                (656,177)
     Distributions paid                                       (226,351)               (301,804)                (452,704)
                                                      ----------------        ----------------         ----------------

           Net cash used in financing activities              (249,341)             (1,004,910)              (1,108,881)
                                                      ----------------        ----------------         ----------------

Net increase (decrease) in cash
   and cash equivalents                                        616,473                (496,112)               1,099,880

Cash and cash equivalents at beginning of year               1,442,855               1,938,967                  839,087
                                                      ----------------        ----------------         ----------------

Cash and cash equivalents at end of year              $      2,059,328        $      1,442,855         $      1,938,967
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------


Supplemental disclosure of cash flow information:
     Cash paid during the year for interest           $            195        $         43,126         $         96,401
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------

Supplemental disclosure of non-cash investing and financing activity:
     See Note 3 to the financial statements.



                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1998



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

     American Income Fund I-B, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 31, 1990, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On March 1, 1991, the Partnership issued 286,711 units of limited partnership interest (the "Units") to 453 investors. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership ("Restated Agreement, as amended").

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

     The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group", and its acronym, to a third-party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1998, the Partnership had $1,950,200 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $397,847 are due as follows:

     For the year ending December 31,        1999               $     185,182
                                             2000                     116,936
                                             2001                      74,445
                                             2002                      21,284
                                                                -------------

                                            Total               $     397,847
                                                                -------------
                                                                -------------

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                          1998                       1997                      1996
                                                   ------------------         ------------------        ------------------

General Motors Corporation                         $           94,977         $          110,455        $          175,380
Awin Leasing Company, Inc.                         $           91,622         $           91,622        $               --
Horizon Air Industries, Inc.                       $           44,050         $          278,208        $          278,206
Enseco Incorporated                                $           38,616         $               --        $               --
Fred Meyer, Inc.                                   $               --         $               --        $          149,291

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

     All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Partnership to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)



DEPRECIATION

     The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments have been recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

     The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses and fees paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 4).

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 5 for allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

     Net income (loss) and cash distributions per Unit are based on 286,711 Units outstanding during each of the three years in the period ended December 31, 1998 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.


 NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                            Remaining
                                           Lease Term            Equipment
               Equipment Type                (Months)             at cost                            Location
------------------------------             -------------     -----------------       ------------------------
Materials handling                                  0-17     $         672,612       GA/MI/NV/OH/TX/UT
Trailers/intermodal containers                      0-48               620,259       GA/MI/OK
Research and test                                  12-13               458,822       CA/CO
Communications                                         0                68,603       CO/FL/ID/WA
Construction and mining                                3                39,666       IL
                                                             -----------------

                                    Total equipment cost             1,859,962

                                Accumulated depreciation            (1,512,283)
                                                             -----------------
              Equipment, net of accumulated depreciation     $         347,679
                                                             -----------------
                                                             -----------------


     During July 1996, the Partnership transferred its ownership interest in certain trailers to a third party for cash consideration of $85,957. The trailers had a net book value of $32,494 at the time of transfer, resulting in a net gain of $53,463. In September 1996, the Partnership replaced certain of these trailers with comparable trailers and leased such to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $385,063, was net of $41,241, representing the proportionate amount of gain, for financial statement purposes, deferred on the original trailers. The Partnership funded this transaction with $66,307 of the cash consideration and long-term financing of $359,997. The unused consideration of $19,650 was recognized as proceeds from equipment sales and the remainder of the net gain on sale of $12,222 was recognized as Gain on Sale of Equipment during 1996.

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 1998, the Partnership's equipment portfolio included equipment having a proportionate original cost of $151,529, representing approximately 8% of total equipment cost.

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership. As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1998, the Partnership was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease. The summary above includes equipment being leased on a month-to-month basis.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)




NOTE 4 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                        1998                       1997                      1996
                                                 ------------------         ------------------        -------------------

Equipment management fees                        $           13,384         $           28,733        $           34,740
Administrative charges                                       57,048                     53,604                    31,872
Reimbursable operating
     expenses due to third parties                          393,632                     61,100                    46,947
                                                 ------------------         ------------------        ------------------

                               Total             $          464,064         $          143,437        $          113,559
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------


     As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

     Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

     All equipment was purchased from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. The Partnership's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1998, the Partnership was owed $41,508 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1999.

Certain affiliates of the General Partner own Units in the Partnership as follows:


                 -------------------------------------------- ------------------------ -----------------------
                                                                     Number of            Percent of Total
                                  Affiliate                           Units Owned        Outstanding Units
                 -------------------------------------------- ------------------------ -----------------------
                 Atlantic Acquisition Limited Partnership                      11,442                   3.99%
                 -------------------------------------------- ------------------------ -----------------------
                 Old North Capital Limited Partnership                            990                   0.35%
                 -------------------------------------------- ------------------------ -----------------------

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, INc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)



NOTE 5 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

     The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:


                                                           1998                      1997                       1996
                                                    ------------------        ------------------         -------------------

Net income (loss)                                   $         (235,711)       $          238,231         $          609,579
     Financial statement depreciation in
          excess of (less than) tax depreciation               (11,073)                   34,752                     61,886
     Deferred rental income                                    (20,866)                   (5,299)                    26,165
     Other                                                     649,684                    (9,136)                   123,033
                                                    ------------------        ------------------         ------------------
Net income for federal income tax
     Reporting purposes                             $          382,034        $          258,548         $          820,663
                                                    ------------------        ------------------         ------------------
                                                    ------------------        ------------------         ------------------

     The principal component of "Other" consists of the difference between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:


                                                                              1998                           1997
                                                                       ------------------             -------------------

Partners' capital                                                      $        2,194,998             $        2,657,060
     Add back selling commissions and organization
        and offering costs                                                        801,375                        801,375
     Financial statement distributions in excess of
        tax distributions                                                           2,829                          2,829
     Cumulative difference between federal income tax
     and financial statement income (loss)                                       (208,606)                      (826,351)
                                                                       ------------------             ------------------

Partners' capital for federal income tax reporting purposes            $        2,790,596             $        2,634,913
                                                                       ------------------             ------------------
                                                                       ------------------             ------------------

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


NOTE  6 - LEGAL PROCEEDINGS

     In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

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

     On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors.

     On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of one sub-class by the middle of 1999. However, the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), is expected to remain pending for a longer period due, in part, to the complexity of the proposed settlement pertaining to this class.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


     Specifically, the settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate as a finance company specializing in the acquisition, financing and servicing of equipment leases for its own account and for the account of others on a contract basis. Newco also would use its best efforts to list its shares on the Nasdaq National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

     One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provides, among other things, that commencing March 22, 1999, the Exchange Partnerships may collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believe to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations, including that the Exchange Partnerships retain sufficient cash balances to pay their respective shares of the cash distribution referenced above in connection with the proposed Consolidation.

     In the absence of the Court's authorization to enter into such activities, the Partnership's Restated Agreement, as amended, would not permit new investment activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Accordingly, to the extent that the Partnership invests in new equipment, the Manager (being EFG) will (i) defer, until the earlier of the effective date of the Consolidation or December 31, 1999, any acquisition fees resulting therefrom and (ii) limit its management fees on all such assets to 2% of rental income. In the event that the Consolidation is consummated, all such acquisition and management fees will be paid to Newco. To the extent that the Partnership invests in other business activities not consisting of equipment acquisitions, the Manager will forego any acquisition fees and management fees related to such investments. In the event that the Partnership has acquired new investments, but the Partnership does not participate in the Consolidation, Newco will acquire such new investments for an amount equal to the Partnership's net equity investment plus an annualized return thereon of 7.5%. Finally, in the event that the Partnership has acquired new investments and the Consolidation is not effected, the General Partner will use its best efforts to divest all such new investments in an orderly and timely fashion and the Manager will cancel or return to the Partnership any acquisition or management fees resulting from such new investments.

     The Amended Stipulation and previous Stipulation of Settlement prescribe certain conditions necessary to effecting final settlements, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $50,500, all of which was accrued and expensed by the Partnership in 1998. In addition, the Partnership's share of fees and expenses related to the proposed Consolidation is estimated to be approximately $210,700, all of which was accrued and expensed by the Partnership in 1998.

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

     While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permits the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

     There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. However, in the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome. In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action had not been finally adjudicated at December 31, 1998:

ACTION INVOLVING NATIONAL STEEL CORPORATION

     EFG, on behalf of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The General Partner does not believe that the resolution of the remaining claims will have a material adverse effect on the Partnership's financial position or results of operations.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996


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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                                        1998                       1997                      1996
                                                 ------------------         ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges          $        2,119,870         $          531,173        $        3,329,290

Sale proceeds realized upon disposition
     of equipment                                           678,204                    123,943                   682,170
                                                 ------------------         ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                          2,798,074                    655,116                 4,011,460

Original acquisition cost of equipment
     disposed                                             2,706,744                    567,366                 3,411,228
                                                 ------------------         ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                       $           91,330         $           87,750        $          600,232
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998


                                                                                 Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        -------------------
Net income (loss)                                $         (242,231)        $            6,520        $         (235,711)

Add:
     Depreciation                                           213,530                         --                   213,530
     Management fees                                         13,384                         --                    13,384
     Book value of disposed equipment                            --                    671,684                   671,684

Less:
     Principal reduction of notes payable                   (22,990)                        --                   (22,990)
                                                 ------------------         ------------------        ------------------

     Cash from operations, sales and
     refinancings                                           (38,307)                   678,204                   639,897

Less:
     Management fees                                        (13,384)                        --                   (13,384)
                                                 ------------------         ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                                 (51,691)                   678,204                   626,513

Other sources and uses of cash:
     Cash at beginning of year                            1,442,855                         --                 1,442,855
     Net change in receivables and
     accruals                                               216,311                         --                   216,311

Less:
     Cash distributions paid                                     --                   (226,351)                 (226,351)
                                                 ------------------         ------------------        ------------------

     Cash at end of year                         $        1,607,475         $          451,853        $        2,059,328
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                            AMERICAN INCOME FUND I-B,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1998



     For the year ended December 31, 1998, the Partnership reimbursed the General Partner and its Affiliates for the following costs:


     Operating expenses                                           $      242,875
